Exhibit 99.1
MELBOURNE MINING CLUB
Address by
TOM ALBANESE,
CHIEF EXECUTIVE,
RIO TINTO
Consolidation and Diversity – Resources in the 21st Century
MELBOURNE, AUSTRALIA
Thursday 2 October 2008

Important Information
In the United States, Rio Tinto will file a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the "SEC") on Schedule 14D-9 following commencement of a tender offer within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 and holders of Ordinary Shares and American Depositary Shares are advised to read it when it becomes available as it will contain important information. Copies of the Schedule 14D-9 and other related documents filed by Rio Tinto will be available free of charge on the SEC's website at http://www.sec.gov. In addition, documents filed with the SEC by Rio Tinto may be obtained free of charge by contacting Rio Tinto's media or investor relations departments or on Rio Tinto's website at www.riotinto.com. Any documents filed by BHP Billiton, including any registration statement on Form F-4 (which will include a preliminary prospectus) and related exchange offer materials as well as any Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC's website.
Forward-Looking Statements
This presentation includes forward-looking statements. All statements other than statements of historical facts included in this presentation, including, without limitation, those regarding Rio Tinto's financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to Rio Tinto's products, production forecasts and reserve and resource positions), are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Rio Tinto, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Such forward-looking statements are based on numerous assumptions regarding Rio Tinto's present and future business strategies and the environment in which Rio Tinto will operate in the future. Among the important factors that could cause Rio Tinto's actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others, levels of actual production during any period, levels of demand and market prices, the ability to produce and transport products profitably, the impact of foreign currency exchange rates on market prices and operating costs, operational problems, political uncertainty and economic conditions in relevant areas of the world, the actions of competitors, activities by governmental authorities such as changes in taxation or regulation and such other risk factors identified in Rio Tinto's most recent Annual Report on Form 20-F filed with the SEC or Form 6-Ks furnished to the SEC. Forward-looking statements should, therefore, be construed in light of such risk factors and undue reliance should not be placed on forward-looking statements. These forward-looking statements speak only as of the date of this presentation. Rio Tinto expressly disclaims any obligation or undertaking (except as required by applicable law, the City Code on Takeovers and Mergers (the "Takeover Code"), the UK Listing Rules, the Disclosure and Transparency Rules of the Financial Services Authority and the Listing Rules of the Australian Securities Exchange) to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Rio Tinto's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

We believe that the current conditions do not impact on our rejection of BHP Billiton’s pre-conditional offer. Their proposal still significantly undervalues us and fails to recognise the underlying value of Rio Tinto’s quality assets and prospects. The fact is that Rio Tinto has no need to be bigger just for the sake of size – we have the scale, we have the strength and we have the resilience to weather this sort of storm easily on our own. The financial crisis has found us with cheap debt, balance sheet strength and sustainable, high growth markets. We own the bulk of the synergies that BHP have identified. And in addition to a proposal that is manifestly short on value, BHP is not bringing anything else we need to the table.
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Let’s deal with the premise of the global future of mining. My view is far removed from a picture of an industry consolidating down to a single species – to a small number of Country-connected super majors, replacing the increasingly isolated international majors.,
To begin, the landscape in the resources sector is becoming increasingly diverse, competitive and global in its outlook.
Traditionally, the resource sector has been characterised by rapid turnover in market positions, as new players emerge and old ones disappear or consolidate. However, the contemporary terrain is now extremely dynamic, with the recent emergence of a number of new companies. This trend is likely to continue.
Within this competitive landscape there are striking contrasts amongst the players, and I expect more of this diversity, not less. As I see it, producers in the sector broadly fall into three categories: the Global Leaders (Rio Tinto, BHP Billiton, Anglo American, Xstrata); the Emerging Majors (Vale, Chinalco and Rusal for example); and the Aspiring Players (such as Ivanhoe, Fortescue and Oz Minerals). Each group has its own strengths and weaknesses.
Global Leaders such as Rio Tinto typically pursue a growth agenda involving multiple commodities across the globe. But even these Global Leaders are quite distinct in terms of their strategies, their mix of commodities and their geographic focus.

Increasingly, Emerging Majors are also pursuing growth options both beyond their own borders and in a broader suite of commodities, although there is no single “winning formula” amongst this group.
While the Emerging Majors present significant challenges to the competitive landscape, I also see this as a natural evolution in the industry. My expectation is that as these companies grow, they will continue on their path to market reforms, and be pressured by the same commercial realities that the Global Leaders currently feel, which includes receiving no special treatments from their home country governments.
Indeed, in pursuit of commercial objectives, BHPB cast off its “Big Australian” image with the Billiton merger in 2001. This resulted in their adoption of their model of a global leader, with non-Australian chief executives and business chiefs, a dual listing, majority foreign ownership and a very significant asset base outside of Australia.
While there may be consolidation among some of the players, new and frequently more focussed competitors such as Fortescue and Ivanhoe are among the Aspiring Players.

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